Exhibit 12.1


                              Van de Kamp's, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                            (dollars in thousands)


                                                       Period
                                                 September 19, 1995
                                                      through
                                                   June 29, 1996
                                                 -------------------
Loss before income taxes                                     $  (672)
Fixed charges: interest expense                               12,469
Amortization of deferred financing expense                       607
Interest portion of rentals                                       58
                                                 -------------------

Earnings available for fixed charges                         $12,462
                                                 ===================

Fixed charges:
Interest expense                                             $12,469
Amortization of deferred financing expense                       607
Interest portion of rentals                                       58
                                                 -------------------

                                                             $13,134
                                                 ===================

Ratio of earnings to fixed charges                               (A)
                                                 ===================

For the purpose of determining the ratio of earnings to fixed charges, earnings consist of loss before income taxes and fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, including amortization of deferred financing expense and the portion (one-third) of rental expense that management believes is representative of the interest component of rent expense.

The Sellers did not allocate interest expense to the Predecessor's combined statements of income. Therefore no meaningful ratio of earnings to fixed charges for the Predecessor periods can be computed.

(A) As a result of the loss before income taxes incurred during the nine and one-half months ended June 29, 1996, the Company was unable to fully cover the indicated fixed charges.